Exhibit 10.1
AGREEMENT
     THIS AGREEMENT (the “Agreement”) made effective as of February 4, 2008 (the “Effective Date”), by and between NCI Building Systems, Inc., a Delaware corporation with its principal office in the State of Texas (the “Company”), and Kenneth W. Maddox (the “Consultant”).
WITNESSETH:
     WHEREAS, the Consultant has served as an employee and executive officer of the Company, including as its Executive Vice President—Administration, since May 1998; and
     WHEREAS, the Consultant desires to retire as an executive officer of the Company and all of its subsidiaries and related entities, including the position of Executive Vice President—Administration; and
     WHEREAS, the Company desires that the Consultant remain, and the Consultant has agreed to remain, as a employee of the Company in his current position until January 31, 2008 and, thereafter, the Consultant has agreed to remain in a consulting capacity; and
     WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Resignation from Officer/Director Positions. The Consultant agrees to remain employed in his current position in a full-time capacity through the dates specified herein. Effective as of January 31, 2008, the Consultant agrees to hereby resigns each of his officer positions with the Company and any of its subsidiaries, and the Consultant further agrees to resign each of his director positions with any of the Company’s subsidiaries effective as of such date and time. The Consultant shall remain employed in his position as Executive Vice President—Administration through the Transition Date, and shall resign from such position on that date. “Transition Date,” as used herein, shall mean January 31, 2008.
     2. Separation from Employment. Following the Transition Date, the Consultant hereby agrees to continue to act in a consulting capacity on behalf of the Company during the Advisory Period (as defined below) on an as-needed basis. The Consultant agrees to perform such limited services as shall be requested by the Company and agreed to by the Consultant at such times and rates as are mutually agreeable to the Consultant and the Company; provided, however, that the Consultant shall not be obligated to perform such services to the extent such services would interfere with the Consultant’s pursuit of other personal and/or business interests that are not inconsistent with the terms of this Agreement. Further, the Consultant may elect to accept such assignments offered to
Agreement

him at his own volition and without any risk of being in breach of this Agreement in the event that he declines an offered assignment. Services required of the Consultant may include, but are not limited to, the following:
     a. Provide such services as are reasonably necessary to assist the Company in a transition of the Consultant’s responsibilities as an officer of the Company and its subsidiaries to any successor to such responsibilities,
     b. Respond to the best of his knowledge and belief to any questions posed by or on behalf of the Company regarding any litigation in which the Company or any affiliate is then or may become involved, and
     c. Perform such other consulting services for the Company and its affiliates as shall be reasonably requested by the Chief Executive Officer of the Company and that are not materially different from Consultant’s prior duties and responsibilities as an officer of the Company.
The “Advisory Period” shall be the period from the Transition Date through January 31, 2012 (the “Termination Date”). Unless earlier terminated pursuant to Section 4, the Consultant’s consulting relationship with the Company shall terminate as of the Termination Date.
     3. Salary and Benefits. Except as otherwise set forth in this Section 3 or in Section 4, the Consultant shall be entitled to the consideration set forth below during the period beginning on the Effective Date and ending on the Termination Date. In addition, provided that the Consultant does not violate the material provisions of this Agreement or the Supplemental Benefit Agreement (as defined below), it is specifically understood and agreed that the Consultant shall be entitled to the benefit provided to him under the terms of the Supplemental Benefit Agreement between the Company and the Consultant, dated August 26, 2004 (the “Supplemental Benefit Agreement”).
     a. Salary Prior to the Transition Date. From the Effective Date through the Transition Date, the Consultant shall continue to receive the Consultant’s base salary in effect as of the Effective Date, payable in accordance with the Company’s regular payroll practices.
     b. Compensation during the Advisory Period. From February 1, 2008 through January 31, 2012, the Consultant shall be paid on an hourly basis for approved assignments and consulting services requested by an executive officer of the Company. Any and all such assignments and consulting services shall be subject to the negotiation of a mutually agreeable hourly rate.
     c. Bonus. The Consultant shall not be eligible for a bonus hereafter unless expressly approved by the senior management or Board of Directors of the Company, in their sole discretion.
     d. Restricted Stock. The Consultant shall be eligible for awards of restricted stock of the Company (“Restricted Stock Awards”) pursuant to the Company’s 2003
Agreement

Long-Term Stock Incentive Plan, as amended from time to time (as amended, the “2003 Plan”) through the Transition Date at the executive level in effect for Consultant on the Effective Date. The Restricted Stock Awards granted after December 31, 2006, if any, shall vest ratably over four (4) years subject to the Consultant’s continued service to the Company and shall have terms consistent with the terms generally applicable to other executive officers of the Company; provided, however, that such Restricted Stock Awards shall not provide for full vesting solely due to attainment of retirement age. Notwithstanding the foregoing, all Restricted Stock Awards granted to the Consultant prior to December 31, 2006 will fully vest as of February 4, 2008, or the Consultant’s earlier Disability (as defined herein) or death.
     e. Options. For purposes of determining the exercisability and term of stock options granted to the Consultant prior to the Effective Date, the Consultant shall be deemed to have retired effective on the Transition Date.
     f. Welfare Benefits. From the Effective Date through the Transition Date, the Consultant and his spouse shall remain eligible to participate in the group health and medical benefit programs that are generally made available to active employees of the Company at the applicable active employee premium rate. In addition, the Consultant shall be eligible to participate in long-term healthcare insurance coverage, if any, which is made available to employees of the Company, subject to the terms and conditions of such coverage and to payment of applicable premiums. From and after the Transition Date, the Consultant and his spouse shall not be eligible to participate in the group health and medical benefit programs that are generally made available to active employees of the Company at the applicable active employee premium rate; provided, however, that nothing in this Agreement shall be deemed to waive any rights that the Consultant and/or other covered individuals may have under the Consolidated Ominbus Budget Reconciliation Act of 1985 (“COBRA”). In addition, effective as of February 1, 2008, the Consultant shall no longer be eligible to participate in long-term healthcare insurance coverage, except as provided above.
     g. Other Benefits. From the Effective Date through the Transition Date, the Consultant shall continue to participate in the Company’s employee benefit plans and programs and perquisites on the same terms and conditions applicable to executive management employees on the Effective Date. Effective as of the Transition Date, the Consultant shall be deemed to have terminated for purposes of the Company’s Deferred Compensation Plan. Further, effective as of the Transition Date, the Consultant shall be deemed to have retired at “Normal Retirement Age” (as defined in the Supplemental Benefit Agreement) for purposes of the Supplemental Benefit Agreement, and the Consultant shall begin to receive his benefit under thereunder in accordance with Article III thereof, provided that the Consultant is considered to have a “termination from employment” on the Transition Date as determined pursuant to Section 409A (defined in Section 9 hereof). Except as specifically set forth above herein, from and after February 1, 2008, the Consultant shall not be eligible to participate in any employee benefit plan or program including, without limitation 401(k), retirement, profit-sharing, bonus, Deferred Compensation Plan, severance or any other plan or program made available to employees of the Company and its affiliates. The Consultant shall be considered to have reached retirement under the provisions of Section 506:1(10) of the NCI
Agreement

Employment Manual (regarding payment of all accumulated sick days) and, further, shall be eligible for payment of vacation and sick day accruals, if any, through the Transition Date, payable as soon as practicable after that date.
     h. Reimbursement of Expenses. The Company will reimburse the Consultant for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Consultant of an itemized account of such expenditures, in accordance with Company practices and policies.
     i. Use of Office/Administrative Support Staff During Advisory Period. The Consultant may continue the use and occupancy of his current office at the Company’s headquarters in Houston, Texas, until January 31, 2008. During the Advisory Period, the Company may provide to the Consultant a temporary office as the Company in its discretion determines appropriate.
     4. Termination of Employment. Notwithstanding the provisions of Sections 1 and 2, the Consultant’s employment with the Company may be terminated in any of the following ways:
     a. Termination without Cause, Disability. If the Consultant’s employment with the Company is terminated by the Company without Cause (as defined in Section 4(b) below) or if the Consultant or Employer terminates employment due to Disability (“Disability,” as used herein, shall have the meaning ascribed to it in the 2003 Plan), the Consultant shall continue to receive the salary and benefits provided under Sections 3(a)-(i), to the extent applicable and as provided therein, as if he had remained employed through the Transition Date. In the event of the Consultant’s death after termination under this Section 4(a), the Consultant’s surviving spouse, if any, shall be entitled to receive continued salary payments as provided in Sections 3(a) and (b) through the period ending on the Transition Date.
     b. Termination for Cause and Voluntary Termination. If the Consultant’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Consultant voluntarily terminates employment for any reason other than Disability, the Company’s obligation to make the payments or provide the benefits listed under Section 3 of this Agreement shall immediately terminate as of the date of the Consultant’s termination except to the extent that such payment(s) or benefit(s) are earned as of such date. For purposes of this Agreement, “Cause” shall mean: (i) the Consultant’s willful and continued failure to substantially perform his duties and other obligations under this Agreement and such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (ii) the willful engaging by the Consultant in gross misconduct materially and demonstrably injurious to the Company, as determined by the Company; or (iii) the Consultant’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (which shall not include any act or offense involving the operation of a motor vehicle); provided, however, that the Board of Directors of the Company or the then current Chairman of the Board must
Agreement

first provide to Consultant written notice clearly and fully describing the particular acts or omissions which the Board or the then current Chairman of the Board reasonably believes in good faith constitutes Cause under this subsection (b) and an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board of Directors or the then current Chairman of the Board to explain the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of the Consultant’s employment for Cause shall be effective only upon delivery to the Consultant of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors following a meeting at which the Consultant was given an opportunity to be heard on at least five (5) business days’ advance notice, finding that the Consultant was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on the Consultant’s part shall be considered willful unless done, or omitted from being done, by the Consultant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     c. Death. The Consultant’s employment under this Agreement shall terminate automatically upon his death, and the Consultant’s surviving spouse, if any, shall be entitled to receive continued salary payments as provided in Sections 3(a) and (b) through the period ending on the Transition Date.
     5. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, the Consultant agrees to the restrictive covenants set forth below:
     a. Non-Competition. During the Advisory Period and for the period ending five (5) years following the Termination Date, the Consultant shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, sectional or roll-up doors, or other metal components of a building structure), coated or painted steel or metal coils, coil coating or coil painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates prior to the Termination Date. Ownership by the Consultant of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 5, the Consultant hereby waives
Agreement

any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. Further, the Consultant agrees and stipulates that the provisions of this section comport with and are in strict compliance with Section 15.50, et seq. of the Texas Business & Commerce Code.
     b. Non-Solicitation. During the Advisory Period and for the period ending five (5) years following the Termination Date, the Consultant shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Subsidiaries and affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom the Company dealt, directly or indirectly, during his engagement with the Company or its Subsidiaries or affiliates. The Consultant shall not be prohibited from hiring or soliciting the employment or service of an agent or consultant of the Company for purposes which do not violate Section 5(a) of this Agreement. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 5, the Consultant hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
     c. Confidential Information. For purposes of the covenants made in this Section 5, the Company promises to provide the Consultant (as is necessary for the Consultant’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, business and/or strategic plans, budgets, fiscal plans, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. As used herein, “Trade Secrets” do not include any information that, at the time of disclosure or thereafter, is generally available to or known by the public (other than as a result of a disclosure by the Consultant or any of his representatives in violation of the terms of this Agreement). The Consultant
Agreement

acknowledges and agrees that the Trade Secrets (i) are secret and not known in the industry or to the public; (ii) are entrusted to him after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by him with the Company; (iii) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (iv) give the Company an advantage over competitors who do not know or use the Trade Secrets; (v) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (vi) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. The Consultant shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during the Advisory Period, or at any time thereafter, except as required in the course of his employment with the Company. The Consultant agrees that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 5, the Consultant hereby waives any claim or defense that the above covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during the Consultant’s employment with the Company), and in any event shall be promptly delivered to the Company upon termination of the Consultant’s employment for any reason. The Consultant agrees that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, he shall timely notify and promptly deliver a copy of the subpoena, process and stipulates or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, the Consultant irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Trade Secrets.
     d. Non-Disparagement. The Consultant agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current officer, director or employee of the Company), and the Consultant agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Consultant to any state or federal law enforcement agency or to the Board of Directors or senior management of the Company or require notice to the Company thereof, and the Consultant will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.
Agreement

     e. Standstill. The Consultant agrees that during the Advisory Period and for the period ending five (5) years after the Termination Date, neither he nor anyone acting on his behalf will, without the prior written consent of the Company’s Board of Directors, directly or indirectly: (i) except for a written offer or proposal submitted confidentially to the Company, acquire, offer, propose or seek to acquire, or agree to acquire, by purchase or otherwise, any securities or assets of the Company, or direct or indirect rights to acquire securities or assets of the Company exceeding one percent (1%) of the then outstanding securities or assets of the Company; (ii) make, or in any way participate, in any “solicitation” of “proxies” or consents to vote (as such terms are used in the rules of the Securities and Exchange Commission), or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iii) make any public announcement with respect to, or offers of, (with or without conditions) any Extraordinary Transaction involving the Company or any of its securities or assets, or otherwise take any actions, other than submitting to the Company a confidential written offer or proposal, which might force the Company to make a public announcement regarding such matters; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or (v) request the Company to amend or waive any provision of this paragraph; provided, however, (A) this subparagraph (e) shall not apply to the acquisition by the Consultant of any securities of the Company directly from the Company, whether pursuant to the exercise of options or vesting of restricted stock or otherwise; (B) this subparagraph (e) shall terminate and the restrictions contained herein shall cease to apply to the Consultant upon the earliest to occur of any of the following with respect to the Company: (x) the Company enters into a definitive agreement with respect to an Extraordinary Transaction, (y) any person makes an unsolicited public offer for an Extraordinary Transaction for the Company, or (z) a Change of Control of the Company; (C) “Extraordinary Transaction,” as used herein, means any acquisition of a significant amount of securities or assets of the Company or any of its affiliates, including in connection with any extraordinary transaction, such as a merger, reorganization, recapitalization, tender or exchange offer, or asset disposition involving the Company or any of its affiliates that, if consummated, such acquisition, transaction, merger, reorganization, recapitalization, tender or exchange offer, or asset disposition would result in a Change in Control of the Company; and (D) “Change in Control,” as used herein shall have the meaning set forth in the 2003 Plan.
     f. Enforcement.
          1. Generally. The Consultant hereby agrees that a breach of any of the provisions of this Section 5 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. If the Consultant breaches any of the covenants set forth in this Section 5, then without regard for any provision to the contrary, the Company shall have the right to immediately discontinue all payments and benefits under Section 3 hereof to the Consultant and his spouse, except to the extent that such payment(s) or benefit(s) are earned as of
Agreement

such date, and to immediately seek injunctive relief from a court having jurisdiction for any actual breach of this Section 5. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. The Consultant hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, the Consultant will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any shares of stock granted to the Consultant under the Restricted Stock Awards awarded after December 31, 2006, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, the Consultant shall, within ten (10) business days after it is ultimately determined that he has committed such a breach hereof, either (i) redeliver to the Company the Vested Shares (as defined herein), if still owned by the Consultant, or (ii) reimburse the Company an amount in cash or immediately available funds equal to the aggregate net sales price received by the Consultant or, if any of said shares were transferred by the Consultant for less than fair market value, then an amount equal to the fair market value of the transferred shares as of the trading date immediately prior to payment to the Company, determined by using the last sales price of the Company’s common stock (as reported by the New York Stock Exchange) on such trading date. If it is determined that the Consultant has not committed a breach thereof, the Company shall resume the payments and benefits under Section 3 and pay to Consultant and his spouse all payments and benefits under Section 3 that had been suspended pending such determination. Any equity award granted prior to December 31, 2006 shall be governed by the terms of the award agreement for such award except as otherwise provided with respect to vesting as set forth in Section 3(d) and (e) of this Agreement.
The parties hereto intend all provisions of subsections (a), (b), (c), (d), (e) and (f) of this Section 5 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c), (d) and (e) of this Section 5 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable and, in the event the court reforms Section 5(a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of Vested Shares (as defined herein) or cash as set forth in Section 5(f)(2) of this Agreement. In addition, however, the Consultant agrees and stipulates that the non-competition agreements, non-solicitation agreements, non-disclosure, non-disparagement and standstill agreements (set forth above in subsections (a), (b), (c), (d), and (e) of Section 5 of this Agreement, respectively) each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of the Consultant against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of the Consultant contained in the non-competition, non-solicitation, non-disclosure, non-disparagement and standstill agreements (set forth above in subsections (a), (b), (c), (d), and (e) of Section 5 of this Agreement, respectively). The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 5, the
Agreement

Consultant hereby expressly waives any claim or defense that the above covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
          2. Non-Competition. If in connection with the challenge by the Consultant of any provision of Section 5(a) of this Agreement, any court of competent jurisdiction determines that the non-competition agreement in Section 5(a) hereof is void or unenforceable, or if the court modifies Section 5(a) and the Company declines to accept the modification, then (i) the Consultant shall forfeit all stock granted to the Consultant under any and all Restricted Stock Awards dated after December 31, 2006 which have not vested and agrees to return to the Company (A) any such vested shares of stock granted to the Consultant under such Restricted Stock Awards (the “Vested Shares”) still owned by the Consultant, and (B) an amount in cash or immediately available funds equal to the aggregate net sales price received by the Consultant for such shares that are no longer held by the Consultant or, if any of such shares were transferred by the Consultant for less than fair market value, then an amount equal to the fair market value of the transferred shares as of the trading date immediately prior to payment to the Company, determined by using the last sales price of the Company’s common stock (as reported by the New York Stock Exchange) on such trading date, and (ii) any equity award granted prior to December 31, 2006 shall be governed by the terms of the award agreement for such award.
     6. Release of Claims by the Consultant. In exchange for the consideration offered to the Consultant under this Agreement, the Consultant, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Consultant now has, owns, or holds, or claims to have, own, or hold, or which the Consultant at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Consultant signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Consultant and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence,
Agreement

negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Consultant’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of the Consultant and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Consultant under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or under that certain Indemnification Agreement by and between the Company and the Consultant, dated October 13, 2000; (2) any rights of defense or indemnification which would be otherwise afforded to the Consultant under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of the Consultant to benefits accrued under any Company employee benefit plans, including but not limited to the NCI 401(k) Profit Sharing Plan, the NCI Building Systems, Inc. Deferred Compensation Plan (as amended), applicable health, medical and welfare benefit programs, and the like; (4) any rights under this Agreement; and (5) such other rights or claims as may arise after the date of this Agreement. The Consultant acknowledges that he has had at least 21 calendar days after this Agreement was presented to him to consider whether to sign this Agreement. The Consultant has until the date that is seven (7) days after the date this Agreement is executed by him to revoke the release set forth in this Section 6, after which this Section 6 shall become irrevocable, provided, however, that if the Consultant so revokes this Section 6, the Company shall have no obligation to provide to the Consultant the payments specified in Section 3(b) hereof. Effective as of February 1, 2008, Consultant shall execute that certain release agreement attached hereto as Exhibit “A.”
     7. Stock Trading and Company Policies. During the period beginning on the Effective Date and ending two (2) business days after the Company first issues an earnings release following the date as of which the Consultant is no longer serving as a director or executive officer of the Company or any of its related entities, the Consultant agrees to comply with all of the Company’s policies with respect to trading in the Company’s securities to the same extent as such policies are applicable to executive officers of the Company including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter with respect to an offering of the Company’s securities and, during the Advisory Period, the Consultant agrees to comply with the foregoing to the extent that he is in possession of material non-public information relating to the Company.
     8. Non-Alienation. The Consultant shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So
Agreement

long as the Consultant lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Consultant, his surviving spouse, if any, shall have the right to enforce the provisions hereof.
     9. Assumption by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place and (a) if such successor does not expressly assume and agree to perform this Agreement, or if such assumption does not occur by operation of law and, to the extent applicable, (b) if such transaction satisfies the requirements to avoid the imposition of an excise tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”) or such payment restrictions are otherwise inapplicable, then the Company shall be obligated to make a cash payment to the Consultant, immediately following such succession (or, if later, the first date at which payment can be made without incurring an excise tax under Section 409A), equal to the aggregate value of (i) the salary otherwise payable pursuant to Sections 3(a) and (b) for the remainder of the term of this Agreement, without reduction for early payout, and (ii) a sum equivalent to the number of months remaining under the term of the Agreement, multiplied by the most recent applicable rate charged to terminated employees for continuation of comparable health insurance coverage (COBRA coverage), with no offset for the Consultant’s portion of the premium.
     10. Non-Mitigation. The Consultant shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the Consultant as a result of employment by another employer or by deferred compensation or retirement benefits received by the Consultant.
     11. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     12. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
     13. Notices. For purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the party to whom the notice is given), addressed as follows:
Agreement

To the Company:
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: General Counsel
To the Consultant:
Kenneth W. Maddox
1030 Highway 84 E.
Fairfield, TX 75840
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     14. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Consultant’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Consultant will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Consultant or any other person.
     15. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
     16. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
     18. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     19. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.
     20. Alternative Dispute Resolution. If a dispute arises out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation. The Consultant and the Company hereby agree to endeavor to settle the dispute in an
Agreement

amicable manner by participating in non-binding mediation held in Houston, Texas before a mediator jointly selected by the parties, before either party seeks recourse in any other proceeding or forum. This mediation shall be conducted pursuant to the Rules and Procedures of the American Arbitration Association for the resolution of employment disputes, or as otherwise stipulated by the parties. The parties agree to make a good faith attempt to resolve the dispute through mediation within thirty (30) days after the written demand for mediation is received by the non-aggrieved party. The Company shall pay all costs of such mediation, exclusive of the Consultant’s legal fees.
     21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties concerning the subject hereof. Nothing in this Agreement shall affect the Consultant’s right to benefits under the terms of any employee benefit plan of the Company in which the Consultant has participated or may participate.
     22. Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of an applicable tax under Section 409A, such provision will be reformed to avoid imposition of the applicable tax, and any payment due under this Agreement shall be paid on the first day on which no tax under Section 409A would be imposed. No action taken to comply with Section 409A shall be deemed to adversely affect the Consultant’s rights under this Agreement
     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the Effective Date.
NCI BUILDING SYSTEMS, INC.

By:

Norman C. Chambers
Chairman, President & Chief Executive Officer

Witness

Todd R. Moore
CONSULTANT

Kenneth W. Maddox
Agreement

EXHIBIT A

WAIVER AND RELEASE
Date: February 5, 2008
In exchange for the consideration offered to the Consultant under that certain Agreement by and between Consultant and NCI Building Systems, Inc., dated January 31, 2008 (the “Agreement”), the Consultant, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Consultant now has, owns, or holds, or claims to have, own, or hold, or which the Consultant at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Consultant signs this Waiver and Release (the “Release”), including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Consultant and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Consultant’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under the Agreement or this Release. Notwithstanding anything in this Release to the contrary, it is the express intention of the Consultant and the Company that this Release shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Consultant under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or under that certain Indemnification Agreement by and between the Company and the Consultant, dated October 13, 2000; (2) any rights of defense or indemnification which would be otherwise afforded to the Consultant under any
Agreement

director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of the Consultant to benefits accrued under any Company employee benefit plans, including but not limited to the NCI 401(k) Profit Sharing Plan, the NCI Building Systems, Inc. Deferred Compensation Plan (as amended), applicable health, medical and welfare benefit programs, and the like; (4) any rights under this Release; and (5) such other rights or claims as may arise after the date of this Release. The Consultant acknowledges that he has had at least 21 calendar days after this Release was presented to him to consider whether to sign this Release. The Consultant has until the date that is seven (7) days after the date this Release is executed by him to revoke the release set forth herein, after which this Release shall become irrevocable, provided, however, that if the Consultant so revokes this Release, the Company shall have no obligation to provide to the Consultant the payments specified in Section 3(b) of the Agreement.
CONSULTANT

Date: February 5, 2008
Agreement